Exhibit 5.1

LATHAM & WATKINS LLP

June 10, 2004

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

Re:	Registration Statement on Form S-8
1,000,000 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the registration by Tessera Technologies, Inc., a Delaware corporation (the “Company”), of 1,000,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Company’s Second Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) under the Securities Act of 1933, as amended, on Form S–8 filed with the Securities and Exchange Commission on June 10, 2004 (the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such facts and questions of law as we have considered appropriate for purposes of this letter

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the 2003 Plan, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP